EXHIBIT 23.6


                     CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Apartment Investment and Management Company pertaining to the 1994 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries, the 1996 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries and the Insignia 1992 Stock Incentive Plan, of our reports (i) dated February 11, 1998, except for Note 1 as to which the date is October 16, 1998, with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Realty Investment Apartment Communities I included in Apartment Investment and Management Company's Current Report on Form 8-K dated November 2, 1998 and (ii) dated January 28, 1998, except for
Note 1 as to which the date is July 24, 1998, with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Realty Investment Apartment Communities II included in Apartment Investment and Management Company's Current Report on Form 8-K dated November 2, 1998, all filed with the Securities and Exchange Commission.


                                          /s/ BEERS & CUTLER PLLC


Washington, D.C.
January 4, 1999